Exhibit 10.1

Named Executive Officers Salary Increases

On May 1, 2006, the Compensation Committee of the Board of Directors of Chevron Phillips Chemical Company LLC approved an increase in annual salary to certain named executive officers, and on June 22, 2006, approved an increase in annual salary to Raymond I. Wilcox.  The annual salaries for the aforementioned executive officers, effective July 1, 2006, are as follows:

Raymond I. Wilcox	$540,750
Greg G. Maxwell	312,716
Greg C. Garland	336,738
Craig B. Glidden	338,746
Tim G. Taylor	345,092